EXHIBIT 5

Thelen Reid & Priest LLP Attorneys At Law 875 Third Avenue New York, NY 10022-6225 Tel. 212.603.2000 Fax 212.603.2001 www.thelenreid.com

   August 16, 2006

Javelin Pharmaceuticals, Inc. 125 CambridgePark Drive Cambridge, MA 02140

Ladies and Gentlemen:

We have acted as counsel to Javelin Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the registration of 3,995,629 shares of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), which the Company had issued in various private placements (the “Private Placements”).

This opinion is being rendered in connection with the filing by the Company of the Registration Statement with the Securities and Exchange Commission.

For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Certificate of Incorporation and By-Laws of the Company, as in effect on the date hereof; (iii) the agreements and documents relating to the Private Placements; (iv) the resolutions adopted by the Board of Directors of the Company relating to the filing of the Registration Statement; and (v) such other documents, certificates or other records as we have deemed necessary or appropriate.

Based upon the foregoing, and subject to the qualifications hereafter expressed, we are of the opinion that:

(1)	The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(2)	The shares of Common Stock included in the Registration Statement are presently issued and outstanding and were duly authorized, validly issued and are fully paid and non-assessable.

Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting the Delaware laws and the federal laws of the United States of America.

Javelin Pharmaceuticals, Inc.
August 16, 2006

We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5 to the Registration Statement.

   Very truly yours,

   /s/ Thelen Reid & Priest LLP

   Thelen Reid & Priest LLP